Filed Pursuant to Rule 424(b)(7)
Registration No. 333-151666
Prospectus Supplement No. 2 to
Prospectus dated July 3, 2008
$300,000,000
6.50% Senior Convertible Debentures due 2028
and up to 7,422,069 Shares of Common Stock
Issuable Upon Conversion of the Debentures
1,352,558 Shares of Common Stock Issuable
Upon Conversion of Phantom Stock Units

     This prospectus supplement relates to $300,000,000 aggregate principal amount of 6.50% Senior Convertible Debentures Due 2028 (the “Debentures”) of Trico Marine Services, Inc. and the shares of common stock issuable upon conversion of the Debentures and to 1,352,558 shares of common stock issuable upon conversion of certain Phantom Stock Units. This prospectus supplement will be used by selling security holders to resell the Debentures and the common stock issuable upon conversion of the Debentures and the shares of common stock issuable upon conversion of the Phantom Stock Units. We will not sell any securities under this prospectus supplement or receive any of the proceeds from the sale of the Debentures or the shares of common stock issuable upon conversion of the Debentures or the shares of common stock issuable upon conversion of the Phantom Stock Units. Our common stock is listed on The NASDAQ Global Market under the symbol “TRMA.” The last reported sale price of our common stock on October 16, 2008 was $9.32 per share.
     You should read this prospectus supplement together with the prospectus dated July 3, 2008 (the “prospectus”). This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the prospectus, including any amendments or supplements to it. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes or supplements certain information contained in the prospectus.
     Investing in the Debentures and in our common stock involves risks. See “Risk Factors” beginning on page 8 of the prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is October 17, 2008.

     The section of the prospectus entitled “Selling Security Holders” is amended and restated in its entirety to read as follows:
SELLING SECURITY HOLDERS
     The Debentures, the shares of common stock issuable upon conversion of the Debentures and the shares of common stock issuable upon exercise of the Phantom Stock Units that may be offered pursuant to this prospectus will be offered by the selling security holders. For additional information regarding the issuance of those Debentures and the shares of common stock issuable upon conversion of the Debentures, see “The Offering — Private Placement of Convertible Debentures” above. For additional information regarding the issuance of the Phantom Stock Units and the shares of common stock issuable upon exercise of the Phantom Stock Units, see “The Offering — Private Placement of Phantom Stock Units” above. We are registering the Debentures, the shares of common stock issuable upon conversion of the Debentures and the shares of common stock issuable upon exercise of the Phantom Stock Units in order to permit the selling stockholders to offer the Debentures, the shares of common stock issuable upon conversion of the Debentures and the shares of common stock issuable upon exercise of the Phantom Stock Units for resale from time to time. Except for the ownership of the Debentures issued pursuant to the Securities Purchase Agreement and the ownership of the Phantom Stock Units issued pursuant to the Phantom Stock Units Agreement, the selling stockholders have not had any material relationship with us within the past three years.
     The following table sets forth the selling security holders and other information regarding the beneficial ownership of the shares of common stock and, where applicable, the Debentures, by each of the selling security holders. The following table is based solely on information provided by the selling security holders and represents the most current information provided to us by selling security holders. The second column lists the principal amount of Debentures beneficially owned by each selling security holder as of October 16, 2008. The third column lists the number of shares of common stock beneficially owned by each selling security holder (for holders of the Debentures this number is based on the holder’s ownership of the Debentures as of October 16, 2008 and assumes conversion of all Debentures held by such holder on that date into shares of our common stock at the conversion rate in effect on October 16, 2008 and that no portion of the Debentures is converted into cash; plus, all other shares of our common stock beneficially owned by such holder as of such date).
     The fourth column lists the Debentures being offered by this prospectus by each selling security holder. The fifth column lists the shares of common stock being offered by this prospectus by each selling security holder.
     In accordance with the terms of the registration rights agreements among the Company and the selling security holders, this prospectus generally covers the resale of the Debentures, the number of shares of common stock issued or issuable upon conversion of the Debentures and the number of shares of common stock issuable upon exercise of the Phantom Stock Units as of the trading day immediately preceding the date the registration statement is initially filed with the SEC. Because the conversion price of the Debentures and the number of shares of common stock that are obtainable upon exercise of the Phantom Stock Units may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The sixth column assumes the sale of all of the Debentures offered by the selling security holders pursuant to this prospectus. The seventh column assumes the sale of all of the shares of common stock offered by the selling security holders pursuant to this prospectus.
     Under the terms of the Debentures, a selling security holder may not convert the Debentures to the extent such conversion would cause such selling security holder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 9.99% of our then outstanding shares of common stock following such conversion, excluding for purposes of such determination shares of common stock issuable upon conversion of the Debentures which have not been converted. In addition, the Indenture governing the Debentures provides that we may not issue, and holders do not have the right to receive upon conversion of the Debentures, any shares of our common stock, if the issuance of such shares without stockholder approval would exceed the aggregate number of shares of common stock which we may issue upon conversion or exercise of the Debentures without stockholder approval of the issuance as may be required under the rules or regulations of the NASDAQ Global Market.
     The selling security holders may sell all, some or none of their Debentures, shares of common stock issuable upon conversion of the Debentures or shares of common stock issuable upon exercise of the Phantom Stock Units in this offering. See “Plan of Distribution.”

				Maximum
	Principal			Number of	Maximum
	Amount at			Debentures to	Number of	Number of	Number of
	Maturity of	Number of		be Sold	Shares to be	Debentures	Shares
	Debentures	Shares Owned		Pursuant to	Sold Pursuant	Owned	Owned
Name of Selling	Owned Prior	Prior to		This	to This	After	After
Security Holder	to Offering	Offering		Prospectus	Prospectus	Offering	Offering

Highbridge International LLC(1)	$74,280,000	1,901,977	(2)	$74,280,000	1,837,702	0	71,200	(2)
Highbridge Convertible Arbitrage Master Fund, L.P.(1)	$6,000,000	154,241	(3)	$6,000,000	148,441	0	5,800	(3)
Portside Growth and Opportunity Fund(4)	$50,000,000	1,237,011		$50,000,000	1,237,011	0	0
Radcliffe SPC, Ltd. for and on behalf of the Class A Segregated Portfolio(5)	$20,500,000	507,174		$20,500,000	507,174	0	0
Interlachen Convertible Investments Limited(6)	$10,000,000	247,402		$10,000,000	247,402	0	0
Capital Ventures International(7)	$40,000,000	989,609		$40,000,000	989,609	0	0
Aristeia International Limited(8)	$12,242,000	302,869		$12,242,000	302,869	0	0
Aristeia Partners LP(9)	$1,558,000	38,545		$1,558,000	38,545	0	0
Aristeia Special Investments Master LP(8)	$1,200,000	29,688		$1,200,000	29,688	0	0
Liberty Harbor Master Fund I, L.P.(10)	$14,250,000	352,548	(11)	$14,250,000	352,548	0	0	(11)
Whitebox Convertible Arbitrage Partners, LP(12)	$20,000,000	503,938	(13)	$20,000,000	494,804	0	9,134	(13)
Whitebox Intermarket Partners, LP(14)	$4,000,000	98,960		$4,000,000	98,960	0	0
Guggenheim Portfolio Company XXXI, LLC(15)	$2,000,000	50,436	(16)	$2,000,000	49,480	0	956	(16)
Pandora Select Partners, LP(17)	$2,000,000	49,480		$2,000,000	49,480	0	0
Whitebox Special Opportunities Fund Series B Partners, LP(18)	$2,000,000	49,480		$2,000,000	49,480	0	0
UBS O’Connor LLC F/B/O O’Connor Global Convertible Arbitrage Master Limited(19)	$16,200,000	400,791		$16,200,000	400,791	0	0
UBS O’Connor LLC F/B/O O’Connor Global Convertible Arbitrage II Master Limited(19)	$1,800,000	44,532		$1,800,000	44,532	0	0
UBS O’Connor LLC F/B/O O’Connor Pipes Corporate Strategies Master Limited(19)	$2,000,000	49,480		$2,000,000	49,480	0	0
	Not			Not		Not
West Supply IV AS(20)	Applicable	1,352,558		Applicable	1,352,558	Applicable	0
Rhapsody Fund	$3,650,000	0		$3,650,000	90,302	0	0
IMF Converts	$2,700,000	0		$2,700,000	66,799	0	0
Arpeggio Fund	$1,600,000	0		$1,6000,000	39,584	0	0
CSV Fund	$550,000	0		$550,000	13,607	0	0
OCM Convertible Trust(21)	$655,000	0		$655,000	16,205	0	0
Delta Air Lines Master Trust — CV(22)	$275,000	0		$275,000	6,804	0	0

			Maximum
	Principal		Number of	Maximum
	Amount at		Debentures to	Number of	Number of	Number of
	Maturity of	Number of	be Sold	Shares to be	Debentures	Shares
	Debentures	Shares Owned	Pursuant to	Sold Pursuant	Owned	Owned
Name of Selling	Owned Prior	Prior to	This	to This	After	After
Security Holder	to Offering	Offering	Prospectus	Prospectus	Offering	Offering

Delaware Public Employees Retirement System(22)	$2,745,000	0	$2,745,000	67,912	0	0
Chrysler LLC Master Retirement Trust(22)	$1,695,000	0	$1,695,000	41,935	0	0
Vanguard Convertible Securities Fund, Inc.(22)	$3,830,000	0	$3,830,000	94,755	0	0
Delta Pilots Disability & Survivorship Trust — CV(22)	$225,000	0	$225,000	5,567	0	0
Qwest Occupational Health Trust(22)	$120,000	0	$120,000	2,969	0	0
International Truck & Engine Corporation Non-Contributory Retirement Plan Trust(22)	$165,000	0	$165,000	4,082	0	0
International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust(22)	$90,000	0	$90,000	2,227	0	0
International Truck & Engine Corporation Retiree Health Benefit Trust(22)	$100,000	0	$100,000	2,474	0	0
F.M. Kirby Foundation, Inc.(22)	$335,000	0	$335,000	8,288	0	0
OCM U.S. Convertible Securities Fund(21)	$365,000	0	$365,000	9,030	0	0
OCM Global Convertible Securities Fund(21)	$165,000	0	$165,000	4,082	0	0
Virginia Retirement System(22)	$2,935,000	0	$2,935,000	72,613	0	0
Qwest Pension Trust(22)	$840,000	0	$840,000	20,782	0	0
ACE Tempest Reinsurance Ltd.(22)	$380,000	0	$380,000	9,401	0	0
National Railroad Retirement Investment Trust(22)	$1,115,000	0	$1,115,000	27,585	0	0
Trust for the Defined Benefit Plans of ICI American Holdings, Inc.(22)	$175,000	0	$175,000	4,330	0	0
Arlington County Employees Retirement System(22)	$260,000	0	$260,000	6,432	0	0

(1)	Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and Highbridge Convertible Arbitrage Master Fund, L.P. and has voting control and investment discretion over securities held by Highbridge International LLC and Highbridge Convertible Arbitrage Master Fund, L.P. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge International LLC and Highbridge Convertible Arbitrage Master Fund, L.P. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge International LLC and Highbridge Convertible Arbitrage Master Fund, L.P.

(2)	Includes 71,200 shares of our common stock that may be obtained upon exercise of 712 call options. Excludes shares owned by Highbridge Convertible Arbitrage Master Fund, L.P. which may be deemed to be beneficially owned by Highbridge International LLC. Excludes shares, if any, that may be obtained upon exercise of the Company’s 3.0% debentures due 2027.

(3)	Includes 5,800 shares of our common stock that may be obtained upon exercise of 58 call options. Excludes shares owned by Highbridge International LLC which may be deemed to be beneficially owned by Highbridge Convertible Arbitrage Master fund, L.P. Excludes shares, if any, that may be obtained upon exercise of the Company’s 3.0% debentures due 2027.

(4)	Ramius LLC is the investment adviser of Portside Growth and Opportunity Fund and has voting control and investment discretion over securities held by Portside Growth and Opportunity Fund. C4S & Co., L.L.C. is the managing member of Ramius LLC and may be considered the beneficial owner of any securities deemed to be beneficially owned by Ramius LLC. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., L.L.C. and may be considered beneficial owners of any securities deemed to be beneficially owned by C4S & Co., L.L.C. Each of Ramius LLC, C4S & Co., L.L.C., Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon disclaims beneficial ownership of the securities held by Portside Growth and Opportunity Fund.

(5)	Pursuant to an investment management agreement, Radcliffe Capital Management, L.P. (“Radcliffe Capital”) serves as the investment manager of Radcliffe SPC, Ltd.’s Class A Segregated Portfolio. RGC Management Company, LLC (“Management”) is the general partner of Radcliffe Capital. Steve Katznelson and Gerald Stahlecker serve as the managing members of Management. Each of Radcliffe Capital, Management and Messrs. Katznelson and Stahlecker disclaim beneficial ownership of securities owned by Radcliffe SPC, Ltd. for and on behalf of the Class A Segregated Portfolio.

(6)	Interlachen Capital Group LP is the trading manager of Interlachen Convertible Investments Limited and has voting and investment discretion over securities held by Interlachen Convertible Investments Limited. Andrew Fraley and Jonathan Havice, as the managing members of the general partner of Interlachen Capital Group LP, have shared voting control and investment discretion over securities held by Interlachen Convertible Investments Limited. Andrew Fraley and Jonathan Havice disclaim beneficial ownership of the securities held by Interlachen Convertible Investments Limited.

(7)	Heights Capital Management, Inc., the authorized agent of Capital Ventures International (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also bee deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares.

(8)	Aristeia Capital, LLC is the investment manager for each of Aristeia International Limited and Aristeia Special Investments Master, LP. Aristeia Capital, LLC is jointly owned by Kevin C. Toner, Robert H. Lynch Jr., Anthony M. Frascella and William R. Techar.

(9)	Aristeia Advisors, LLC is the general partner of Aristeia Partners, LP. Aristeia Advisors, LLC is jointly owned by Kevin C. Toner, Robert H. Lynch Jr., Anthony M. Frascella and William R. Techar.

(10)	Goldman Sachs Investment Strategies, the investment manager of Liberty Harbor Master Fund I, L.P., is a wholly owned subsidiary of The Goldman Sachs Group, Inc., which is a public company.

(11)	Excludes 750 shares owned by Goldman Sachs Asset Management, a division within Goldman Sachs, which are aggregated with the holdings of the selling security holder for Section 13 purposes.

(12)	Whitebox Convertible Arbitrage Advisors is the general partner and investment manager of Whitebox Convertible Arbitrage Partners, LP. Whitebox Advisors LLC is the managing member of Whitebox Convertible Arbitrage Advisors. Andrew J. Redleaf is the managing member of Whitebox Advisors LLC. Each of Whitebox Convertible Arbitrage Advisors, Whitebox Advisors LLC and Andrew J. Redleaf disclaims beneficial ownership of the securities held by Whitebox Convertible Arbitrage Partners, LP.

(13)	Includes 9,134 shares of our common stock that may be obtained upon exercise of our Series A Warrants.

(14)	Whitebox Intermarket Advisors LLC is the general partner and investment manager of Whitebox Intermarket Partners, LP. Whitebox Advisors LLC is the managing member of Whitebox Intermarket Advisors LLC. Andrew J. Redleaf is the managing member of Whitebox Advisors LLC. Each of Whitebox Intermarket Advisors LLC, Whitebox Advisors LLC and Andrew J. Redleaf disclaims beneficial ownership of the securities held by Whitebox Intermarket Partners, LP.

(15)	Whitebox Advisors LLC is the investment manager of Guggenheim Portfolio Company XXXI, LLC. Andrew J. Redleaf is the managing member of Whitebox Advisors LLC. Each of Whitebox Advisors LLC and Andrew J. Redleaf disclaims beneficial ownership of the securities held by Guggenheim Portfolio Company XXXI, LLC.

(16)	Includes 956 shares of our common stock that may be obtained upon exercise of our Series A Warrants.

(17)	Pandora Select Advisors LLC is the general partner and investment manager of Pandora Select Partners, LP. Whitebox Advisors LLC is the managing member of Pandora Select Advisors LLC. Andrew J. Redleaf is the managing member of Whitebox Advisors LLC. Each of Pandora Select Advisors LLC, Whitebox Advisors LLC and Andrew J. Redleaf disclaims beneficial ownership of the securities held by Pandora Select Partners, LP.

(18)	Whitebox Special Opportunities Advisors LLC is the general partner and investment manager of Whitebox Special Opportunities Fund Series B Partners, LP. Whitebox Advisors LLC is the managing member of Whitebox Special Opportunities Advisors LLC. Andrew J. Redleaf is the managing member of Whitebox Advisors LLC. Each of Whitebox Special Opportunities Advisors LLC, Whitebox Advisors LLC and Andrew J. Redleaf disclaims beneficial ownership of the securities held by Whitebox Special Opportunities Fund Series B Partners, LP.

(19)	The selling security holder is a fund which cedes investment control to UBS O’Connor LLC (the “Investment Manager”). The Investment Manager makes all the investment voting decisions. UBS O’Connor LLC is a wholly owned subsidiary of UBS AG which is listed and traded on the New York Stock Exchange.

(20)	West Supply IV AS is a wholly owned subsidiary of Johannes Ø stenj Ø dy AS (immediate parent company). Johannes Ø stenj Ø dy AS is 100% owned by Verteks AS (ultimate parent company). Verteks AS is 100% owned by Mr. Johannes Ø stenj Ø . All of these companies are incorporated in Norway, and Mr. Johannes Ø stenj Ø is a Norwegian citizen.

(21)	This selling security holder is an affiliate of OCM Investments, LLC, a registered broker-dealer. Oaktree Capital Management, L.P. (“Oaktree”) is the majority owner of OCM Investments, LLC.

(22)	Oaktree is the investment manager of this selling security holder with respect to, and has voting and dispositive power over, the number of securities set forth above next to this selling security holder’s name. Lawrence W. Keele is a principal of Oaktree and the portfolio manager of this selling security holder. Neither Mr. Keele nor Oaktree hold any equity interest in this selling security holder. Mr. Keele, Oaktree and all employees and members of Oaktree disclaim beneficial ownership of the securities held by this selling security holder.
     Additional selling security holders may choose to sell Debentures and the common stock from time to time upon notice to us. Unless the securities were purchased pursuant to this registration statement, before a security holder not named above may use this prospectus in connection with an offering of securities, this prospectus will be amended or supplemented to include the name and amount of Debentures and common stock beneficially owned by the selling security holder and the amount of Debentures and common stock to be offered. Any amended or supplemented prospectus will also disclose whether any selling security holder selling in connection with that amended or supplemented prospectus has held any position, office or other material relationship with us or any of our predecessors or affiliates during the three years prior to the date of the amended or supplemented prospectus.